Exhibit 4
AMERICAN INTERNATIONAL GROUP, INC.
AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

AMERICAN INTERNATIONAL GROUP, INC.
Amended and Restated 2007 Stock Incentive Plan
Table of Contents

ARTICLE I—GENERAL
1.1 Purpose	3
1.2 Definitions of Certain Terms	3
1.3 Administration	5
1.4 Persons Eligible for Awards	6
1.5 Types of Awards Under Plan	6
1.6 Shares of Common Stock Available for Awards	6

ARTICLE II—AWARDS UNDER THE PLAN
2.1 Agreements Evidencing Awards	7
2.2 No Rights as a Shareholder	8
2.3 Stock Options	8
2.4 Stock Appreciation Rights	9
2.5 Restricted Shares	10
2.6 Restricted Stock Units	10
2.7 Dividend Equivalent Rights	11
2.8 Other Stock-Based Awards	11
2.9 Certain Restrictions	11

ARTICLE III—MISCELLANEOUS
3.1 Amendment of the Plan	11
3.2 Tax Withholding	12
3.3 Required Consents and Legends	12
3.4 Right of Offset	13
3.5 Nonassignability; No Hedging	13
3.6 Successor Entity	13
3.7 Right of Discharge Reserved	13
3.8 Nature of Payments	13
3.9 Non-Uniform Determinations	14
3.10 Other Payments or Awards	14
3.11 Plan Headings	14
3.12 Termination of Plan	14
3.13 Section 409A Payment Delay	15
3.14 Governing Law	15
3.15 Severability; Entire Agreement	15
3.16 Waiver of Claims	15
3.17 No Third Party Beneficiaries	15
3.18 Successors and Assigns of AIG	16
3.19 Date of Adoption and Approval of Shareholders	16

AMERICAN INTERNATIONAL GROUP, INC.
Amended and Restated 2007 Stock Incentive Plan
ARTICLE I—GENERAL
1.1 Purpose
     The purpose of the American International Group, Inc. Amended and Restated 2007 Stock Incentive Plan is to attract, retain and motivate officers, directors and key employees of American International Group, Inc. and its consolidated subsidiaries, to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company.
     This 2007 Stock Incentive Plan replaces the American International Group, Inc. Amended and Restated 1999 Stock Option Plan (as amended to the Effective Date, the “Stock Option Plan”), the American International Group, Inc. Amended and Restated 2002 Stock Incentive Plan (as amended to the Effective Date, the “SIP”) and the American International Group, Inc. Director Stock Plan (as amended to the Effective Date, the “Director Plan”) for Awards granted on or after the Effective Date. Awards may not be granted under any of the Stock Option Plan, the SIP or the Director Plan beginning on the Effective Date, but this 2007 Stock Incentive Plan will not affect the terms or conditions of any stock option, restricted stock unit or other award made under the Stock Option Plan, the SIP or the Director Plan before the Effective Date.
1.2 Definitions of Certain Terms
     For purposes of this 2007 Stock Incentive Plan, the following terms have the meanings set forth below:
     “AIG” means American International Group, Inc. or a successor entity contemplated by Section 3.6.
     “Assurance Agreement” means the Assurance Agreement, by AIG in favor of eligible employees dated as of June 27, 2005, relating to certain obligations of Starr International Company, Inc. (as such agreement may be amended, supplemented, extended, modified or replaced from time to time).
     “Award” means an award made pursuant to the Plan.
     “Award Agreement” means the written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee.
     “Board” means the Board of Directors of AIG.
     “Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.
     “Committee” has the meaning set forth in Section 1.3.1.
     “Common Stock” means the common stock of AIG, par value $2.50 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.6.4.
     “Company” means AIG and its consolidated subsidiaries.
     “Consent” has the meaning set forth in Section 3.3.2.
     “Covered Person” has the meaning set forth in Section 1.3.3.
     “Director” means a member of the Board or a member of the board of directors of a consolidated subsidiary of AIG.
     “Effective Date” means May 16, 2007.
     “Employee” means a regular, active employee of the Company.
     “Employment” means a Grantee’s performance of services for the Company, as an Employee, as determined by the Committee. The terms “employ” and “employed” will have their correlative meanings.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.
     “Fair Market Value” means, with respect to a share of Common Stock on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein.
     “Grantee” means an Employee or Director who receives an Award.
     “Incentive Stock Option” means an option to purchase shares of Common Stock that is intended to be designated as an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor of the Code, and which is designated as an Incentive Stock Option in the applicable Award Agreement.
     “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act or any successor thereto.
     “Officer” means an Employee who is an “officer” within the meaning of Rule 16a-1(f) under the Exchange Act.
     “Plan” means this American International Group, Inc. Amended and Restated 2007 Stock Incentive Plan, as amended from time to time.
     “Plan Action” will have the meaning set forth in Section 3.3.1.

     “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.
1.3 Administration
     1.3.1 The Compensation and Management Resources Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. The members of the Committee will be drawn solely from such members of the Board who are not and have not been Officers of the Company. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Award granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee will be final, binding and conclusive on all Grantees and on their legal representatives and beneficiaries. The Committee will have the authority, in its absolute discretion, to determine the persons who will receive Awards, the time when Awards will be granted, the terms of such Awards and the number of shares of Common Stock, if any, which will be subject to such Awards. Unless otherwise provided in an Award Agreement, the Committee reserves the authority, in its absolute discretion,(a) in the case of death, disability or retirement (either before or at normal retirement age), to amend any outstanding Award Agreement in any respect, whether or not the rights of the Grantee of such Award are adversely affected (but subject to Sections 2.3.6, 2.4.5 and 2.9), including, without limitation, to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, to waive or amend any restrictions or conditions set forth in such Award Agreement, or to impose new restrictions and conditions, or to reflect a change in the Grantee’s circumstances and (b) to determine whether, to what extent and under what circumstances and method or methods (i) Awards may be (A) settled in shares of Common Stock, other securities, other Awards or other property or (B) canceled, forfeited or suspended, (ii) shares of Common Stock, other securities, other Awards or other property, and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee and (iii) Awards may be settled by the Company or any of its designees. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards (other than grants to Directors) or administer the Plan, in which case the Board will have all of the authority and responsibility granted to the Committee herein. If so determined by the Committee, any Award made to an Officer will be made by the full Board or a committee or subcommittee of the Board composed of at least two Non-Employee Directors of AIG.
     1.3.2 Actions of the Committee may be taken by the vote of a majority of its members. To the extent not inconsistent with applicable law and the rules and regulations of the New York Stock Exchange, (a) the Committee may delegate any of its powers under the Plan to a subcommittee of the Committee or to one of its members, (b) the Committee may allocate among its members any of its administrative responsibilities and (c) notwithstanding anything to the contrary contained herein, the Committee may delegate the determination of Awards (and related administrative responsibilities) to Employees who are not Officers to one or more officers of AIG designated by the Committee from time to time.

     1.3.3 No Director or Employee (each such person, a “Covered Person”) will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person will be indemnified and held harmless by AIG against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Covered Person, with AIG’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that AIG will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG will have sole control over such defense with counsel of AIG’s choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under AIG’s Restated Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.
1.4 Persons Eligible for Awards
     Awards under the Plan may be made to Employees and Directors.
1.5 Types of Awards Under Plan
     Awards may be made under the Plan in the form of any of the following, in each case in respect of Common Stock: (a) stock options, (b) stock appreciation rights, (c) restricted shares, (d) restricted stock units, (e) dividend equivalent rights and (f) other equity-based or equity-related Awards that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.
1.6 Shares of Common Stock Available for Awards
     1.6.1 Common Stock Subject to the Plan. Subject to the other provisions of this Section 1.6, the total number of shares of Common Stock that may be granted under the Plan is 180,000,000. Such shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by AIG.
     1.6.2 Share Counting. The number of shares of Common Stock granted under the Plan per year will be determined as follows: (a) each stock option, stock appreciate right and similar Award will count as 1 share of Common Stock and (b) each restricted share, restricted stock unit and similar Award will count as 2.9 shares of Common Stock. Shares of Common Stock issued in connection with awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be issued under the Plan.
     1.6.3 Replacement of Shares. If any Award is forfeited, expires, terminates or otherwise lapses, in whole or in part, without the delivery of Common Stock, then the shares of Common Stock covered by such forfeited, expired, terminated or lapsed award (counted in accordance with Section 1.6.2) will again be available for grant under the Plan. In addition, the following will be added to the number of shares available for grant under the Plan: (1) the number of shares of Common Stock underlying awards granted and outstanding under the Stock Option Plan before the Effective Date that are forfeited, expire, terminate or otherwise lapse on or after the Effective Date, in whole or in part, without the delivery of Common Stock and (2) the number of shares of Common Stock underlying awards granted and outstanding under the SIP before the Effective Date that are forfeited, expire, terminate or otherwise lapse on or after the Effective Date, in whole or in part, without the delivery of Common Stock (in each case, counted in accordance with Section 1.6.2). For the avoidance of doubt, the following shall not again become available for issuance under the Plan: (A) any shares of Common Stock withheld in respect of taxes, (B) any shares tendered or withheld to pay the exercise price of stock options, (C) any shares repurchased by the Company from the optionee with the proceeds from the exercise of stock options and (D) any shares subject to stock appreciation rights but not issued on exercise as a result of the operation of Section 2.4.4.
     1.6.4 Adjustments. The Committee will adjust the number of shares of Common Stock authorized pursuant to Section 1.6.1 and adjust equitably the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award is subject and the exercise or strike price of any Award), in such manner as it deems appropriate (including, without limitation, by payment of cash) to preserve the benefits or potential benefits intended to be made available to grantees of Awards, for any increase or decrease in the number of issued shares of Common Stock resulting from a recapitalization, stock split, stock dividend, combination or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of AIG. After any adjustment made pursuant to this Section 1.6.4, the number of shares of Common Stock subject to each outstanding Award will be rounded down to the nearest whole number.
ARTICLE II—AWARDS UNDER THE PLAN
2.1 Agreements Evidencing Awards
     Each Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided herein, the Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under the Plan or any award granted under any other plan of AIG. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2 No Rights as a Shareholder
     No Grantee (or other person having rights pursuant to an Award) shall have any of the rights of a shareholder of AIG with respect to shares of Common Stock subject to an Award until the delivery of such shares. Except as otherwise provided in Section 1.6.4, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the Certificates for the shares are delivered.
2.3 Options
     2.3.1 Grant. Stock options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee or the Board may determine; provided, however, that the maximum number of shares of Common Stock as to which stock options may be granted under the Plan to any one individual in any one year may not exceed 1,000,000 shares (as adjusted pursuant to the provisions of Section 1.6.4).
     2.3.2 Incentive Stock Options. At the time of grant, the Committee will determine (a) whether all or any part of a stock option granted to an eligible employee will be an Incentive Stock Option and (b) the number of shares subject to such Incentive Stock Option; provided, however, that (1) the aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible employee during any calendar year (under all such plans of AIG and of any subsidiary corporation of AIG) will not exceed $100,000 and (2) no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code. The form of any stock option which is entirely or in part an Incentive Stock Option will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of shares subject to the Incentive Stock Option.
     2.3.3 Exercise Price. The exercise price per share with respect to each stock option will be determined by the Committee but will not be less than the Fair Market Value of the Common Stock. Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the New York Stock Exchange on the date of grant of the Award of stock options.
     2.3.4 Term of Stock Option. In no event will any stock option be exercisable after the expiration of 10 years from the date on which the stock option is granted.
     2.3.5 Exercise of Stock Option and Payment for Shares. The shares of Common Stock covered by each stock option may not be purchased for one year after the date on which the stock option is granted (except in the case of termination of Employment due to death, disability or retirement), but thereafter may be purchased in such installments as will be determined in the Award Agreement at the time the stock option is granted. Subject to any limitations in the applicable Award Agreement, any shares not purchased on the applicable installment date may be purchased thereafter at any time before the final expiration of the stock option. To exercise a stock option, the Grantee must give written notice to AIG specifying the number of shares to be purchased and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, including: (a) personal check, (b) shares of Common Stock, valued as of the exercise date, of the same class as those to be granted by exercise of the stock option, (c) any other form of consideration approved by the Company and permitted by applicable law and (d) any combination of the foregoing. Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by AIG, on terms acceptable to AIG, with the provisions of the Securities Act and any other applicable legal requirements. If a Grantee so requests, shares purchased may be issued in the name of the Grantee and another jointly with the right of survivorship.
     2.3.6 Repricing. Except as otherwise permitted by Section 1.6.4, reducing the exercise price of stock options issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the shareholders.
2.4 Stock Appreciation Rights
     2.4.1 Grant. Stock appreciation rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee or the Board may determine; provided, however, that the maximum number of shares of Common Stock as to which stock appreciation rights may be granted under the Plan to any one individual in any one year may not exceed 1,000,000 shares (as adjusted pursuant to the provisions of Section 1.6.4).
     2.4.2 Exercise Price. The exercise price per share with respect to each stock appreciation right will be determined by the Committee but will not be less than the Fair Market Value of the Common Stock. Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the New York Stock Exchange on the date of grant of the Award of stock appreciation rights.
     2.4.3 Term of Stock Appreciation Right. In no event will any stock appreciation right be exercisable after the expiration of 10 years from the date on which the Stock Appreciation Right is granted.
     2.4.4 Exercise of Stock Appreciation Right and Delivery of Shares. Each stock appreciation right may not be exercised for one year after the date on which the stock appreciation right is granted (except in the case of termination of Employment due to death, disability or retirement), but thereafter may be exercised in such installments as may be determined in the Award Agreement at the time the stock appreciation right is granted. Subject to any limitations in the applicable Award Agreement, any stock appreciation rights not exercised on the applicable installment date may be exercised thereafter at any time before the final expiration of the stock appreciation right. To exercise a stock appreciation right, the Grantee must give written notice to AIG specifying the number of stock appreciation rights to be exercised. Upon exercise of stock appreciation rights, shares of Common Stock with a Fair Market Value equal to (a) the excess of (1) the Fair Market Value of the Common Stock on the date of exercise over (2) the exercise price of such stock appreciation right multiplied by (b) the number of stock appreciation rights exercised will be delivered to the Grantee. Any person exercising a stock appreciation right will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by AIG, on terms acceptable to AIG, with the provisions of the Securities Act and any other applicable legal requirements. If a Grantee so requests, shares purchased may be issued in the name of the Grantee and another jointly with the right of survivorship.
     2.4.5 Repricing. Except as otherwise permitted by Section 1.6.4, reducing the exercise price of stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the shareholders.
2.5 Restricted Shares
     2.5.1 Grants. The Committee may grant or offer for sale restricted shares in such amounts and subject to Section 2.9 and such terms and conditions as the Committee may determine. Upon the delivery of such shares, the Grantee will have the rights of a shareholder with respect to the restricted shares, subject to Section 2.9 and any other restrictions and conditions as the Committee may include in the applicable Award Agreement. In the event that a Certificate is issued in respect of restricted shares, such Certificate may be registered in the name of the Grantee but will be held by AIG or its designated agent until the time the restrictions lapse.
     2.5.2 Right to Vote and Receive Dividends on Restricted Shares. Each Grantee of an Award of restricted shares will, during the period of restriction, be the beneficial and record owner of such restricted shares and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all ordinary cash dividends (as determined by the Committee in its sole discretion) paid upon any restricted share will be retained by the Company for the account of the relevant Grantee. Such dividends will revert back to the Company if for any reason the restricted share upon which such dividends were paid reverts back to the Company. Upon the expiration of the period of restriction, all such dividends made on such restricted share and retained by the Company will be paid to the relevant Grantee. Unless the applicable Award Agreement provides otherwise, additional shares or other property distributed to the Grantee in respect of restricted shares, as dividends or otherwise, will be subject to the same restrictions applicable to such restricted shares.
2.6 Restricted Stock Units
     The Committee may grant Awards of restricted stock units in such amounts and subject to Section 2.9 and such terms and conditions as the Committee may determine. A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of AIG until delivery of shares of Common Stock or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one share of Common

Stock, or securities or other property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.
2.7 Dividend Equivalent Rights
     The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the dividends that would be paid on the shares of Common Stock covered by such Award if such shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of AIG until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in shares of Common Stock or in another form, whether they will be conditioned upon the exercise of the Award to which they relate, the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate.
2.8 Other Stock-Based Awards
     Subject to Section 2.9, the Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Notwithstanding anything to the contrary contained herein, a maximum of 3,000,000 shares of Common Stock (which, for purposes of Section 1.6, would represent 8,700,000 of the available shares of Common Stock under this Plan when counted in accordance with Section 1.6.2) may be delivered under the Plan pursuant to this Section 2.8 without giving effect to the restrictions set forth in Section 2.9.
2.9 Certain Restrictions
     In the case of an Award in the form of restricted shares, restricted stock units or similar Awards, at least three years must elapse before the delivery or payment of shares of Common Stock or other property, except in the case of (a) termination of Employment due to death, disability or retirement, or (b) an Award that the Committee determines is performance based, in which case at least one year must elapse. To the extent shares under the Plan are delivered by AIG to perform its obligations under the Assurance Agreement, the period referred to in the preceding sentence will be determined from the date of the underlying award by Starr International Company, Inc.
ARTICLE III—MISCELLANEOUS
3.1 Amendment of the Plan
     3.1.1 Unless otherwise provided in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any Grantee of an Award.
     3.1.2 Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency.
3.2 Tax Withholding
     As a condition to the delivery of any shares of Common Stock pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including shares of Common Stock otherwise deliverable) or (b) the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.
3.3 Required Consents and Legends
     3.3.1 If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any securities or other property under the Plan, or the taking of any other action thereunder (each such action a “Plan Action”), then such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.
     3.3.2 The term “Consent” as used in this Article III with respect to any Plan Action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) or any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (d) any and all consents required by the Committee. Nothing herein will require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

3.4 Right of Offset
     The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.
3.5 Nonassignability; No Hedging
     No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.5 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.
3.6 Successor Entity
     Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of AIG with or into any other entity (“Successor Entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of AIG, or all or substantially all of the assets of AIG, outstanding Awards may be assumed or a substantially equivalent award may be substituted by such successor entity or a parent or subsidiary of such successor entity.
3.7 Right of Discharge Reserved
     Nothing in the Plan or in any Award Agreement will confer upon any Grantee the right to continued Employment by the Company or affect any right which the Company may have to terminate such Employment.
3.8 Nature of Payments
     3.8.1 Any and all grants of Awards and deliveries of Common Stock, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a participant in the Plan. Only whole shares of Common Stock will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares.

Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.
     3.8.2 All such grants and deliveries will constitute a special discretionary incentive payment to the Grantee and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee, unless the Company specifically provides otherwise.
3.9 Non-Uniform Determinations
     3.9.1 The Committee’s determinations under the Plan and Award Agreements need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment has been terminated for purposes of the Plan.
     3.9.2 To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, without amending the Plan, establish special rules applicable to Awards to Grantees who are foreign nationals, are employed outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules.
3.10 Other Payments or Awards
     Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
3.11 Plan Headings
     The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
3.12 Termination of Plan
     The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate May 16, 2017, and provided further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.13 Section 409A Payment Delay
     Notwithstanding any provision to the contrary herein, to the extent any payment to be made pursuant to an Award in connection with a termination of an Employee’s Employment would be subject to the additional tax of Section 409A of the Code, the payment will be delayed until six months after such a termination (or earlier death or disability (within the meaning of Section 409A of the Code)).
3.14 Governing Law
     THE PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
3.15 Severability; Entire Agreement
     If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.
3.16 Waiver of Claims
     Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).
3.17 No Third Party Beneficiaries
     Except as expressly provided therein, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.2 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.18 Successors and Assigns of AIG
     The terms of the Plan will be binding upon and inure to the benefit of AIG and any successor entity contemplated by Section 3.6.
3.19 Date of Adoption and Approval of Shareholders
     The Plan was adopted on March 14, 2007 by the Board and approved by the shareholders of AIG at the 2007 Annual Meeting of Shareholders. The Plan was amended and restated by the Board on November 14, 2007.